UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 23, 2012

BROADWIND ENERGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-31313 (Commission File Number)	88-0409160 (IRS Employer Identification No.)

47 East Chicago Avenue, Suite 332, Naperville, Illinois 60540

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (630) 637-0315

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On August 23, 2012, Broadwind Energy, Inc. (the “Company”) and its subsidiaries Brad Foote Gear Works, Inc. (“Brad Foote”), Broadwind Towers, Inc. (“Broadwind Towers”), and Broadwind Services, LLC (each individually, a “Subsidiary” and collectively, the “Subsidiaries”), entered into a Loan and Security Agreement (the “Loan Agreement”) with AloStar Bank of Commerce (“AloStar”), providing the Company and its Subsidiaries with a new $20,000,000 secured credit facility (the “Credit Facility”).  Prior to entering into the Loan Agreement, there was no material relationship between AloStar and the Company and the Subsidiaries.

Under the terms of the Loan Agreement, the Credit Facility is a three-year asset-based revolving credit facility, pursuant to which AloStar will advance funds against a borrowing base consisting of approximately 85% of the face value of eligible receivables of the Company and the Subsidiaries and approximately 50% of the book value of eligible inventory of the Company and the Subsidiaries.  Subject to certain borrowing base conditions, the aggregate Credit Facility limit under the Loan Agreement is $20,000,000 with a sublimit for letters of credit of $1,000,000.  Borrowings under the Credit Facility bear interest at a per annum rate equal to the one-month LIBOR rate plus a margin of 4.25%, with a minimum interest rate of 5.25% and a quarterly minimum amount of interest payable of $60,000.  The Company must also pay an unused facility fee to AloStar equal to 0.50% per annum on the unused portion of the Credit Facility along with other standard fees.  The initial term of the Loan Agreement ends on August 23, 2015.  If the Loan Agreement is terminated prior to that date, an early termination fee of up to 3% of the Credit Facility limit may apply.

The Company is allowed to prepay in whole or in part advances under the Credit Facility without penalty or premium other than customary “breakage” costs with respect to LIBOR loans.

The Loan Agreement contains customary representations and warranties applicable to the Company and the Subsidiaries.  It also contains a requirement that the Company, on a consolidated basis, maintain a minimum monthly fixed charge coverage ratio and minimum monthly EBITDA, along with other customary restrictive covenants, certain of which are subject to materiality thresholds, baskets and customary exceptions and qualifications.  These restrictive covenants include limitations on the ability of the Company and the Subsidiaries to, among other things, form or acquire subsidiaries, incur indebtedness, create liens, enter into a merger, consolidation, reorganization or recapitalization, dispose of assets, pay dividends, cause or permit a change of control, make investments or enter into affiliate transactions.

The Loan Agreement also contains customary events of default including, without limitation, non-payment of obligations, non-performance of covenants and obligations, material judgments, bankruptcy or insolvency, default on other material debt, change of control, breaches of representations and warranties, limitation or termination of any guarantee with respect to the Loan Agreement, impairment of security or invalidity or unenforceability of documentation or liens related to the Loan Agreement.  The occurrence of an event of default could, among other things, result in the acceleration of the obligations under the Loan Agreement.

The obligations under the Loan Agreement are secured by, subject to certain exclusions, (i) a first priority security interest in all of the accounts, inventory, chattel paper, payment intangibles, cash and cash equivalents and other working capital assets and stock or other equity interest in subsidiaries of the Company and the Subsidiaries and (ii) a first priority security interest in all of the equipment of Brad Foote.  In connection with the entry into the Loan Agreement, Brad Foote’s subsidiaries, 1309 South Cicero Avenue, LLC and 5100 Neville Road, LLC, have executed guaranties in favor of AloStar secured by the personal property of such subsidiaries.

The Company and the Subsidiaries will use the proceeds from the Credit Facility to:

(i)                              repay all outstanding obligations under the Subsidiaries’ existing aggregate $10 million credit facility established pursuant to the Account Purchase Agreements with Wells Fargo Bank, National Association, each dated as of September 28, 2010, as amended (the “Account Purchase Agreements”);

(ii)                           repay all outstanding obligations to Investors Community Bank under Broadwind Towers’ three notes payable in the aggregate principal amount of $931,703, each dated as of March 31, 2012 (the “ICB Notes”);

(iii)                        repay all outstanding obligations under the Company’s Second Amended and Restated Promissory Note to J. Cameron Drecoll dated July 17, 2012 in the original principal amount of $1,453,425.64;

(iv)                        pay fees and expenses associated with repayment of the amounts due under the Account Purchase Agreements and the ICB Notes, including the payment of breakage fees and premiums, and pay fees and expenses associated with the Credit Facility; and

(v)                          finance the ongoing general corporate needs of the Company and the Subsidiaries.

The foregoing description of the Loan Agreement is not intended to be complete and is qualified in its entirety by reference to the Loan Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference (excluding schedules, which the Company agrees to furnish supplementally to the Securities and Exchange Commission upon request).

The press release issued by the Company on August 23, 2012 in connection with these matters is attached as Exhibit 99.1.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

10.1	Loan and Security Agreement, dated as of August 23, 2012, by and among the Company, the Subsidiaries and AloStar Bank of Commerce

99.1	Press Release dated August 23, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROADWIND ENERGY, INC.

August 23, 2012	By:	/s/ Stephanie K. Kushner
Stephanie K. Kushner
Chief Financial Officer